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[MERRILL LYNCH LETTERHEAD]
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M.L. DEALER MANAGER                   ATTENTION: REGIONAL MANAGERS
                                                 SALES MANAGERS
                                                 FINANCIAL CONSULTANTS
                                                 JANUARY 22, 1998


                                 [FORD LOGO]
                             FORD MOTOR COMPANY
                           OFFER TO PURCHASE FOR CASH
         ANY AND ALL OUTSTANDING DEPOSITARY SHARES (CUSIP 345370 40 7),
                               EACH REPRESENTING
         1/2,000 OF A SHARE OF ITS SERIES B CUMULATIVE PREFERRED STOCK,
                                       AT
                          $31.40 PER DEPOSITARY SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 26, 1998, UNLESS THE OFFER IS EXTENDED. MERRILL LYNCH'S FINAL DATE TO ENTER INSTRUCTIONS IS WEDNESDAY, FEBRUARY 25, 1998 (6:30 P.M.,
                             NEW YORK CITY TIME)

                               SUMMARY HIGHLIGHTS

- HOLDERS OF THE DEPOSITARY SHARES SHOULD BE ADVISED OF THE FOLLOWING: FORD HAS AGREED TO PAY THE DEALER MANAGER, UPON ACCEPTANCE FOR PAYMENT OF DEPOSITARY SHARES PURSUANT TO THE OFFER, A FEE OF $0.125 PER DEPOSITARY SHARE PURCHASED IN THE OFFER.
- FORD WILL PAY TO EACH DESIGNATED SOLICITING DEALER (AS DEFINED IN THE OFFER TO PURCHASE) A SOLICITATION FEE OF $0.375 PER DEPOSITARY SHARE FOR ANY DEPOSITARY SHARES TENDERED, ACCEPTED FOR PAYMENT, AND PAID FOR PURSUANT TO THE OFFER (EXCEPT THAT FOR TRANSACTIONS EQUAL TO OR EXCEEDING 2,500 DEPOSITARY SHARES, FORD WILL PAY A SOLICITATION FEE OF $0.250 PER DEPOSITARY SHARE. A SOLICITING DEALER WILL NOT BE ENTITLED TO A SOLICITATION FEE FOR DEPOSITARY SHARES BENEFICIALLY OWNED BY SUCH SOLICITING DEALER. SEE SECTION 14. "FEES AND EXPENSES" IN THE OFFER TO PURCHASE.
- Ford is offering to purchase any and all of the outstanding Depository Shares at the purchase price per Depositary Share listed above, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal (which together constitute the "Offer"). Ford will purchase all Depositary Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. See Section 8. "Certain Conditions of the Offer" in the Offer to Purchase.
- The regular quarterly cash dividend of $0.515625 per Depositary Share for the first quarter of 1998, payable on March 2, 1998 to holders of record at the close of business on January 30, 1998, will be paid on Depositary
     Shares tendered and purchased by   the Company, but no dividends will be
     paid in respect of such shares for any dividend period commencing on or after March 1, 1998. See Section 9. "Price Range of the Depositary Shares; Dividends" in the Offer to Purchase.
- Ford is making the Offer because it believes that, given its current financial condition (including its substantial current cash and cash equivalents position) and the current market price of the Depositary Shares, the purchase of the Depositary Shares pursuant to the Offer is economically attractive to the Company. See Section 1. "Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" in the Offer to Purchase.
- The Offer for Depositary Shares is not conditioned upon any minimum number of Depositary Shares being tendered. See Section 8. "Certain Conditions of the Offer" in the Offer to Purchase.
- Tendered Depositary Shares may be withdrawn at any time until the Expiration Date of the Offer and, if not yet accepted for payment, may be withdrawn after 5:00 p.m. New York City time, on March 20, 1998. See
     Section 6. "Withdrawal Rights" in the Offer to Purchase.
- On January 21, 1998, the closing price per Depository Share as reported on the NYSE Composite Tape was $29.6875.


FOR INTERNAL USE ONLY
This memorandum relates to a Tender Offer. It is merely a summary for informational purposes for Merrill Lynch personnel; it should be read with and is qualified in its entirety by the Offering Document(s). Under no circumstances may a copy of this report be shown, quoted or given to any member of the public. Under no circumstances is it to be used or considered as a recommendation to buy or sell any security and is not to be used to solicit tenders of shares. All Financial Consultants should read the Offer to Purchase and the accompanying Letter of Transmittal before discussing the Tender Offer with Shareholders.

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                                    SUMMARY

     This general summary is provided solely for the convenience of Merrill Lynch personnel and is qualified in its entirety by reference to the full text and more specific details contained in the Offer to Purchase and the related Letter of Transmittal and any amendments thereto.

The Company.............  Ford Motor Company

The Depositary Shares...  Depositary Shares, each representing 1/2,000 of a share of Series B Cumulative Preferred Stock, par value $1.00 per share, liquidation preference equal to $25 per Depositary Share, of the Company.

Number of Depositary
Shares Sought...........  20,326,463 (all of the Depositary Shares outstanding).

Purchase Price..........  $31.40 per Depositary Share, net to the seller in cash. See Section 9. "Price Range of the Depositary Shares; Dividends" in the Offer to Purchase.

Expiration Date of
Offer...................  Thursday, February 26, 1998, at 5:00 p.m., New York
                          City time, unless extended. Merrill Lynch's final date to enter instructions is Wednesday, February 25, 1998, at 6:30 p.m., New York City Time.

How to Tender Depositary
Shares..................  See Section 5.  "Procedure for Tendering Depositary
                          Shares" in the Offer to Purchase. For further information, call the Information Agent or the Dealer Manager or consult your broker for assistance.

Withdrawal Rights.......  Tendered Depositary shares may be withdrawn at any time until the Expiration Date of the Offer and, if not yet accepted for payment, may be withdrawn after 5:00 p.m., New York City time, on March 20, 1998. See Section 6. "Withdrawal Rights" in the Offer to Purchase.

Purpose of the Offer....  The Company is making the Offer because it believes that, given its current financial condition
                          (including its substantial current cash and cash equivalents position) and the current market price of the Depositary Shares, the purchase of the Depositary Shares pursuant to the Offer is economically attractive to the Company. See Section 1. "Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" in the Offer to Purchase.

Market Price of
Depositary Shares.......  On January 21, 1998, the closing price per Depositary
                          Share as reported on the NYSE Composite Tape was $29.6875. Shareholders are urged to obtain a current market quotation for the Depositary Shares. See
                          Section 9. "Price Range of the Depositary Shares; Dividends" in the Offer to Purchase.

Dividends...............  The regular quarterly cash dividend of $0.515625 per
                          Depositary Share for the first quarter of 1998, payable on March 2, 1998 to holders of record at the close of business on January 30, 1998, will be paid on Depositary Shares tendered and purchased by the Company, but no dividends will be paid in respect of such shares for any dividend period commencing on or after March 1, 1998. See Section 9. "Price Range of the Depositary Shares; Dividends" in the Offer to Purchase.

Brokerage Commissions...  Not payable by shareholders.


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Solicitation Fee........  The Company will pay to each designated Soliciting
                          Dealer (as defined in the Offer to Purchase) a solicitation fee of $0.375 per Depositary Share for any Depositary Shares tendered, accepted for payment, and paid for pursuant to the Offer (except that for transactions equal to or exceeding 2,500 Depositary Shares, the Company will pay a solicitation fee of $0.250 per Depositary Share of which eighty percent (80%) shall be paid to the Dealer Manager and twenty percent (20%) to the designated Soliciting Dealer (which may be the Dealer Manager)). A Soliciting Dealer will not be entitled to a solicitation fee for Depositary Shares beneficially owned by it, as well as in certain other circumstances. See Section 14. "Fees and Expenses" in the Offer to Purchase. Holders of the Depositary Shares should be advised of the following: Ford has agreed to pay the Dealer Manager, upon acceptance for payment of Depositary Shares pursuant to the Offer, a fee of $0.125 per Depositary Share purchased in the Offer.

Stock Transfer Tax......  The Company will pay any applicable stock transfer taxes, except as provided in Instruction 6 of the Letter of Transmittal.

Payment Date............  As soon as practicable after the Expiration Date of the Offer.

Further Information.....  Additional copies of the Offer to Purchase and the
                          Letter of Transmittal may be obtained by contacting Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005 Tel: (800) 223-2064 (toll free); Banks and Brokers may call collect (212)
                          440-9800.     Questions about the Offer should be
                          directed to Merrill Lynch & Co. (toll-free) at
                          (888)ML4-TNDR ((888) 654-8637).



                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Sales of Depositary Shares by shareholders pursuant to the Offer will be taxable transactions. In the case of a shareholder who actually or constructively owns solely Depositary Shares, or not more than one percent of such stock and not more than one percent of any other class of stock of the Company, gain or loss will be recognized in an amount equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholder's tax basis in the Depositary Shares sold pursuant to the Offer, and will be capital gain or loss if the Depositary Shares are held as capital assets. The net amount of such capital gain recognized by an individual shareholder generally will be subject to tax at a maximum rate of
(i) 28%, provided that the Depositary Share is held for more than one year but not more than 18 months, and (ii) 20%, provided that the Depositary Share is held for more than 18 months. Generally, lower maximum rates apply to shareholders in lower tax brackets.

     Holders of Depositary Shares who actually or constructively own more than one percent of any other class of stock of the Company are advised to consult their tax advisors as to the income tax consequences of selling Depositary Shares pursuant to the Offer.

FEDERAL BACKUP WITHHOLDING

     Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of Federal income tax, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a shareholder or other payee pursuant to the Offer unless the Shareholder or other payee provides such person's tax identification number (social security number or employer identification number) and certifies that such number is correct. Each tendering shareholder, other than a noncorporate foreign shareholder, should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Depositary. Noncorporate foreign shareholders should generally complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the proper information is submitted to the Internal Revenue Service.


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      CERTAIN EFFECTS OF THE OFFER;  PLANS OF THE COMPANY AFTER THE OFFER

     See the Offer to Purchase for a complete discussion in "Certain Effects of the Offer; Plans of the Company After the Offer."

     The credit ratings of the Series B Preferred Stock by Moody's Investors Service ("Moody's") and Standard & Poor's Rating Group ("S&P") are "a2" and "A-", respectively. On January 5, 1998, Moody's confirmed such credit rating and changed its outlook for the Company from "stable" to "negative". There can be no assurance that the ratings of the Company's preferred stock will not be lowered by one or both of these or other rating agencies during or following the Offer.

     The purchase of Depository Shares pursuant to the Offer will reduce the number of holders of Depositary Shares and the number of Depositary Shares that might otherwise trade publicly, and, depending upon the number of Depositary Shares so purchased, could adversely affect the liquidity and market value of the remaining Depositary Shares held by the public.

     Depending upon the number of Depositary Shares purchased pursuant to the Offer, the Depositary Shares may no longer meet the requirements of the NYSE for continued listing. As of January 21, 1998, there were 20,326,463 issued and outstanding Depositary Shares. According to the NYSE's published guidelines, the NYSE would consider delisting the Depositary Shares if, among other things, the number of publicly held Depositary Shares should fall below 100,000 or the aggregate market value of publicly held Depositary Shares should fall below $2,000,000. If, as a result of the purchase of Depositary Shares pursuant to the Offer or otherwise, the Depositary Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Depositary Shares is discontinued, the market for the Depositary Shares could be adversely affected.

     In the event of the delisting of the Depositary Shares by the NYSE, it is possible that the Depositary Shares would continue to trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, by the NASD through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or by other sources. The extent of the public market for the Depositary Shares and the availability of such quotations would, however, depend upon such factors as the number of shareholders remaining at such time, the interest in maintaining a market in the Depositary Shares on the part of securities firms, the possible termination of registration under the Securities Exchange Act of 1934 (the "Exchange Act") as described below, and other factors.

     The Depositary Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If the Depositary Shares remain listed on the NYSE, they will continue to be "margin securities." If the Depositary Shares were delisted, depending upon factors similar to those described above, they might no longer constitute "margin securities" for purposes of the margin regulations of the Board of Governors of the Federal Reserve System, and, therefore, could no longer be used as collateral for loans made by brokers.

     The Depositary Shares are currently registered under the Exchange Act. Registration of the Depositary Shares under the Exchange Act may be terminated upon application of the Company to the Securities and Exchange Commission if the Depositary Shares are neither held by 300 or more holders of record nor listed on a national securities exchange. Termination of registration of the Depositary Shares under the Exchange Act would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable in respect of the Depositary Shares. If registration of the Depositary Shares under the Exchange Act were terminated, the Depositary Shares would no longer be "margin securities" or be eligible for NASDAQ reporting.

     All Depositary Shares purchased by the Company pursuant to the Offer will be exchanged by the Company for the related Series B Preferred Stock which will in turn be retired, cancelled and thereafter returned to the status of authorized but unissued shares of the Company's preferred stock. Any share of Series B Preferred Stock (and the corresponding Depositary Shares) remaining outstanding after the Offer will continue to be redeemable at the option of the Company on and after December 1, 2002. Upon liquidation or dissolution of the Company, holders of the Series B Preferred Stock are entitled to receive a liquidation preference of $50,000 per share of Series B Preferred Stock (equal to $25 per Depositary Share), plus an amount equal to accrued and unpaid dividends thereon to the date or payment, prior to the payment of any amounts to the holders of the Company's Common and Class B Stock.

     THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OR ALL OF SUCH SHAREHOLDER'S DEPOSITARY SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST DECIDE WHETHER TO TENDER DEPOSITARY SHARES AND, IF SO, HOW MANY DEPOSITARY SHARES TO TENDER.

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                           REORGANIZATION ORDER ENTRY

                                  SUMMARY PAGE

Outlined below is the Merrill Lynch Security Number and related Reorg Plan Symbol to be utilized in the Ford Motor Company Offering:

             ISSUE DESCRIPTION              M.L. SECURITY #  REORG PLAN SYMBOL
------------------------------------------  ---------------  -----------------
Depositary Shares representing 1/2000 of a
       Series B Cumulative Pfd Stock             275W7            X00019



          MERRILL LYNCH'S FINAL DATE TO ENTER INSTRUCTIONS WILL BE ON WEDNESDAY, FEBRUARY 25, 1998 (6:30 P.M., NEW YORK CITY TIME)


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                      ORDER ENTRY PROCEDURES FOR TENDERING

                               Ford Motor Company

The offer outlined is eligible for "on-line" order entry and can be accessed via the Bridge System.

To enter instructions to participate in the offer, please follow these steps:

To obtain direct access to the Order Entry Screen - enter OEE in the function field and REO in the select field. The following formatted screen will appear
- please fill in the appropriate fields indicated.

                           REORGANIZATION ORDER ENTRY

SECURITY NBR: 275W7                               QTY: (# of shs to be tendered)

PLAN SYMBOL: X00019

PRICE: (does not apply)

PRORATION QTY: (does not apply)

ACCT #:  (CUSTOMER ACCOUNT)                       FC #:  ????

CONDITION *                      CONDITION DATE *

P&S: (does not apply)

TRANSFER ACCT:

CFM QTY: ( REPEAT QTY OF SHS)

ORDER READ TO CUST Y/N: Y

Upon completion of the screen, hit ENTER - the system will edit the instruction on-line and highlight any problems with the instruction. Once reviewed and accepted, enter OK in the action field and hit ENTER to input your instruction.

All instructions, once input can be viewed on OIF.

* The CONDITION and COND DATE fields are to be used when Ford shares are being deposited and are not currently long in the account. To enter instructions on the condition that the securities are being deposited, enter DEP in the condition field, and the DATE (MMDDYY) in the con date field.

NOTE: IN ADDITION, THE ABOVE FORMATTED SCREEN CAN BE ACCESSED WHILE REVIEWING THE CASHIERS MEMO IN THE RCI FUNCTION BY ENTERING OE IN THE ACTION FIELD.

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ORDER ENTRY INSTRUCTION FOR SHARES BEING DEPOSITED WITH MERRILL LYNCH

                           REORGANIZATION ORDER ENTRY

SECURITY NBR :  275W7     QTY :  (# of shs to be tendered)

PLAN SYMBOL :             X00019

PRICE:                    (does not apply)

PRORATION QTY :           (does not apply)

ACCT #:                   (customer account)      FC # :  ????

CONDITION :               DEP                     CONDITION DATE :   MMDDYY

P&S:                      (does not apply)

TRANSFER ACCT :

CFM QTY :                 ( repeat qty of shs to be tendered)

ORDER READ TO CUST Y/N :  Y

FOR THOSE OFFICES UNABLE TO ACCESS THE OEE (AUTOMATED ORDER ENTRY), YOU MAY ENTER A FORMATTED INSTRUCTION ON A CODE 18 TO WIRECALL - TND - BY FILLING IN A SELL ORDER LIKE THE ONE SHOWN





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                             INFORMATION SOURCES
                             -------------------

Questions about the Offer and Tender procedures should be directed to:

                    TAXABLE DEBT MARKETING

Eastern Sales Division                           (212) 449-5984

Western Sales Division                           (212) 449-5981

Central Sales Division                           (212) 449-5993

                               See PRI PFD/15

          DEBT CAPITAL MARKETS/LIABILITY MANAGEMENT/INVESTMENT BANKING

        Joseph Lance                             (212) 449-4908

        Susan Weinberg                           (212) 449-4914

        John Fallon                              (212) 449-7668

        Jim Cooney                               (212) 449-9719

        Toll Free                                (888) ML4-TNDR

                                                 or (888) 654-8637



Questions regarding Order Entry procedures please call:

Reorganization Department     (201) 557-2152

For current update, see:      RCI_REORG/275W7





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